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                        BNP Residential Properties, Inc.


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BNP RESIDENTIAL PROPERTIES, INC.
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact:   Philip S. Payne
           Chairman
           Tel:  (704) 944-0100
           Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                     BNP RESIDENTIAL PROPERTIES, INC. AGREES
                        TO BE ACQUIRED BY BABCOCK & BROWN

Charlotte, North Carolina
August 31, 2006

BNP Residential Properties, Inc. (AMEX: BNP) announced today that they have entered into a definitive agreement to merge with a wholly owned subsidiary of Babcock & Brown Real Estate Investments LLC in a transaction valued at approximately $766 million. Babcock & Brown is a publicly traded international investment and advisory firm traded on the Australian Stock Exchange under the ticker symbol BNB.

Under the terms of the agreement, Babcock & Brown will acquire all of the common stock of BNP for $24.00 per share in cash. Holders of limited partnership units in BNP's operating partnership will have the right to elect to receive $24.00 per unit in cash or alternatively, the holders of the limited partnership units may have the right to elect to receive units in the surviving operating partnership. The total merger consideration of approximately $766 million includes the equity shareholder acquisition price of approximately $316 million and the ability to either assume or refinance approximately $450 million of existing BNP debt.

Dan Brickman, Head of Babcock & Brown US Real Estate, said "Babcock & Brown's primary interest in BNP is its high quality apartment portfolio of 8,180 apartment units in North Carolina, South Carolina and Virginia, with an average age of 14 years, which it owns and operates. The overall portfolio occupancy is currently over 95% and rental rates are experiencing strong growth from continuing improvement in market conditions."

"BNP also serves as a general partner of limited partnerships that own three properties with 713 additional units, which BNP manages. In addition to the apartment portfolio BNP owns 40 restaurant properties leased on a triple-net basis to a franchise operator under a master lease. BNP also owns several parcels of land in these regions".


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"The BNP merger is an exciting next step for Babcock & Brown in a wider US multifamily strategy. The BNP assets geographically complement the Alliance Holdings portfolio acquired earlier this year by Babcock & Brown and a syndicate of institutional investors. Following this acquisition Babcock & Brown's multifamily portfolio will have in excess of 28,000 units in nine states in the US and will be more diversified by decreasing the concentration in Texas to 40% and strengthening our presence in the Southeast while maintaining our acquisition discipline of focusing in the high job growth Sunbelt states.

"The additional benefit of acquiring the BNP operating platform and the highly experienced BNP senior management team adds a whole new dimension to our multifamily capabilities going forward. Over time, we intend to continue to grow both the US multifamily asset base as well as our pool of global institutional co-investors."

Eric Lucas, Head of Global Real Estate at Babcock & Brown, said "This transaction reflects the ongoing development of Babcock & Brown's real estate business model away from pure investment to the establishment and growth of asset management and investment platforms. We expect this type of investment activity to increase going forward."

Philip Payne, BNP Chairman said "the merger allows our shareholders the opportunity to fully realize the market value of BNP's assets, while providing our employees an opportunity to continue to grow the BNP franchise with the backing of a global real estate player in Babcock & Brown. We view this transaction as a win for all parties involved".

Completion of the merger is currently expected to occur during the fourth quarter of 2006 and is subject to approval by BNP's common stockholders and certain other customary closing conditions. The transaction has been approved by the BNP Board of Directors, which has also recommended that the common stockholders approve the merger.

Banc of America Securities LLC acted as financial advisor to BNP Residential Properties, Inc. and DLA Piper Rudnick Gray Cary US LLP acted as its legal counsel.

Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel for Babcock and Brown.

About BNP Residential: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 32 apartment communities containing a total of 8,180 units, and serves as general partner of partnerships that own three communities containing 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

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BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

For more information on BNP contact Philip Payne or Andrea Burris at (704) 944-0100 (investor.relations@bnp-residential.com) or visit our website: www.bnp-residential.com.

About Babcock & Brown: Babcock & Brown is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown was founded in 1977 and is listed on the Australian Stock Exchange.

Babcock & Brown operates from 21 offices across Australia, the United States, Europe, Asia, United Arab Emirates and Africa and has in excess of 810 employees worldwide. Babcock & Brown has five operating divisions including real estate, infrastructure and project finance, operating leasing, structured finance and corporate finance. The company has established a funds management platform across the operating divisions that has resulted in the creation of a number of focused investment vehicles in areas including real estate, renewable energy and infrastructure.

For more information about Babcock & Brown contact Kelly Hibbins at +61 2 9229 1800 (kelly.hibbins@babcockbrown.com) or visit their website:
www.babcockbrown.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of BNP with and into a wholly owned subsidiary of Babcock & Brown Real Estate Investments LLC, BNP intends to file relevant materials with the SEC, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF BNP ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER, BNP AND THE AFFILIATES OF BABCOCK & BROWN THAT ARE PARTIES TO THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by BNP with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by BNP by contacting Andrea Burris, Director of Investor Relations at investor.relations@bnp-residential.com or (704) 944-0100 or accessing BNP's website at www.bnp-residential.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Proxies may be solicited on behalf of BNP by members of its Board of Directors and executive officers. Information about such persons can be found in BNP's definitive proxy statement relating to its 2006 Annual Meeting of Stockholders, which was filed

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with the SEC on April 12, 2006, and may be obtained free of charge at the SEC's website at www.sec.gov or at BNP's website at www.bnp-residential.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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